                                                                     EXHIBIT 2.1

================================================================================

                           FIRST AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


                                     among:


                                 ELOQUENT, INC.,
                             a Delaware corporation;


                            REBOP ACQUISITION CORP.,
                            a California corporation;


                               REBOP MEDIA, INC.,
                            a California corporation;


                                       and


                    CERTAIN SHAREHOLDERS OF REBOP MEDIA, INC.





                           -------------------------
                           Dated as of June 22, 2001
                           -------------------------


================================================================================

                               TABLE OF CONTENTS
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SECTION 1.     DESCRIPTION OF TRANSACTION.......................................  2

        1.1    Merger of Merger Sub into the Company............................  2

        1.2    Effect of the Merger.............................................  2

        1.3    Closing; Effective Time..........................................  2

        1.4    Articles of Incorporation and Bylaws; Directors and Officers.....  2

        1.5    Conversion of Shares.............................................  2

        1.6    Election of Cash or Parent Common Stock..........................  4

        1.7    Proration........................................................  6

        1.8    Employee Stock Options...........................................  7

        1.9    Indemnification Escrow...........................................  8

        1.10   Closing of the Company's Transfer Books..........................  8

        1.11   Exchange of Certificates.........................................  9

        1.12   Dissenting Shares................................................  9

        1.13   Tax Consequences................................................. 10

        1.14   Accounting Treatment............................................. 10

        1.15   Further Action................................................... 10

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE DESIGNATED
               SHAREHOLDERS..................................................... 10

        2.1    Organization; Good Standing and Qualification.................... 10

        2.2    Subsidiaries..................................................... 11

        2.3    Articles of Incorporation and Bylaws; Records.................... 11

        2.4    Capitalization, Voting Rights.................................... 12

        2.5    Absence of Changes............................................... 13

        2.6    Title to Assets.................................................. 14

        2.7    Bank Accounts.................................................... 14

        2.8    Equipment; Leasehold............................................. 14

        2.9    Proprietary Assets............................................... 15

        2.10   Contracts........................................................ 16

        2.11   Liabilities...................................................... 19

        2.12   Compliance with Legal Requirements............................... 19
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                                       i.

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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        2.13   Governmental Authorizations...................................... 19

        2.14   Tax Matters...................................................... 19

        2.15   Employee and Labor Matters; Benefit Plans........................ 20

        2.16   Environmental Matters............................................ 23

        2.17   Insurance........................................................ 23

        2.18   Related Party Transactions....................................... 24

        2.19   Legal Proceedings; Orders........................................ 24

        2.20   Authority; Binding Nature of Agreement........................... 25

        2.21   Non-Contravention; Consents...................................... 25

        2.22   Full Disclosure.................................................. 26

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......... 26

        3.1    SEC Filings; Financial Statements................................ 26

        3.2    Authority; Binding Nature of Agreement........................... 27

        3.3    Valid Issuance................................................... 27

        3.4    Due Organization................................................. 27

SECTION 4.     CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED SHAREHOLDERS. 27

        4.1    Access and Investigation......................................... 27

        4.2    Pre-Closing Operation of the Company's Business.................. 28

        4.3    Post-Trigger Operation of the Company's Business................. 29

        4.4    Notification; Updates to Disclosure Schedule..................... 30

        4.5    No Negotiation................................................... 31

SECTION 5.     ADDITIONAL COVENANTS OF THE PARTIES.............................. 31

        5.1    Filings and Consents............................................. 31

        5.2    Securities Law Exemption; Company Shareholder Approval........... 31

        5.3    Registration of Shares........................................... 33

        5.4    Public Announcements............................................. 33

        5.5    Best Efforts..................................................... 33

        5.6    Employment and Non-competition Agreements........................ 34

        5.7    Termination of Agreements........................................ 34
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                                      ii.

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                               TABLE OF CONTENTS
                                  (CONTINUED)


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        5.8    FIRPTA Matters................................................... 34

        5.9    Release.......................................................... 34

SECTION 6.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB..... 34

        6.1    Accuracy of Representations...................................... 34

        6.2    Performance of Covenants......................................... 35

        6.3    Shareholder Approval............................................. 35

        6.4    Consents......................................................... 35

        6.5    Agreements and Documents......................................... 35

        6.6    FIRPTA Compliance................................................ 36

        6.7    Permit; Compliance With Section 3(a)(10) of the Securities Act... 36

        6.8    No Restraints.................................................... 36

        6.9    No Legal Proceedings............................................. 36

SECTION 7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY............... 37

        7.1    Accuracy of Representations...................................... 37

        7.2    Performance of Covenants......................................... 37

        7.3    Documents........................................................ 37

        7.4    No Restraints.................................................... 37

SECTION 8.     TERMINATION...................................................... 37

        8.1    Termination Events............................................... 37

        8.2    Termination Procedures........................................... 38

        8.3    Effect of Termination............................................ 38

SECTION 9.     INDEMNIFICATION, ETC............................................. 38

        9.1    Survival of Representations, Etc................................. 38

        9.2    Indemnification.................................................. 39

        9.3    Threshold; Ceiling............................................... 40

        9.4    Administration of Claims......................................... 40

        9.5    No Contribution.................................................. 40

        9.6    Interest......................................................... 40

        9.7    Defense of Third Party Claims.................................... 40

        9.8    Exercise of Remedies by Indemnitees Other Than Parent............ 41
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                                      iii.

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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SECTION 10.    MISCELLANEOUS PROVISIONS......................................... 41

        10.1   Company Shareholders' Agent...................................... 41

        10.2   Further Assurances............................................... 42

        10.3   Fees and Expenses................................................ 42

        10.4   Attorneys' Fees.................................................. 42

        10.5   Notices.......................................................... 42

        10.6   Confidentiality.................................................. 43

        10.7   Time of the Essence.............................................. 43

        10.8   Headings......................................................... 43

        10.9   Counterparts..................................................... 43

        10.10  Governing Law.................................................... 44

        10.11  Successors and Assigns........................................... 44

        10.12  Remedies Cumulative; Specific Performance........................ 44

        10.13  Waiver........................................................... 44

        10.14  Amendments....................................................... 44

        10.15  Severability..................................................... 44

        10.16  Parties in Interest.............................................. 45

        10.17  Entire Agreement................................................. 45

        10.18  Construction..................................................... 45
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                                      iv.

                                    EXHIBITS

Exhibit A  -  Designated Shareholders

Exhibit B  -  Certain Definitions

Exhibit C  -  Form of Shareholder Agreement

Exhibit D  -  Form of Amended and Restated Articles of Incorporation of
              Surviving Corporation

Exhibit E  -  Directors and Officers of Surviving Corporation

Exhibit F  -  Form of Escrow Agreement

Exhibit G  -  Form of Reseller Agreement

Exhibit H  -  Persons to Sign Employment and Non Competition Agreement

Exhibit I  -  Form of Employment Agreement

Exhibit J  -  Form of Non Competition Agreement

Exhibit K  -  Form of Release

Exhibit L  -  Form of Spousal Consent

                           FIRST AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER



        THIS FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of June 22, 2001, by and among ELOQUENT, INC., a Delaware corporation ("Parent"), REBOP ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), REBOP MEDIA, INC., a California corporation (the "Company") and the parties identified on Exhibit A (the "Designated Shareholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit B. This Agreement amends, restates and supersedes in its entirety that certain Agreement and Plan of Merger and Reorganization dated as of October 20, 2000 (the "Original Agreement").

                                    RECITALS

        A. Parent, Merger Sub and the Company are parties to the Original Agreement pursuant to which Parent, Merger Sub and the Company agreed to effect a merger of Merger Sub into the Company in accordance with the Original Agreement and the California General Corporation Law (the "Merger").

        B. Parent, Merger Sub and the Company now wish to amend and restate in full the Original Agreement in order to (i) amend the terms of the aggregate consideration to be provided to the Company Shareholders (as defined below),
(ii) provide that this Agreement may be amended in the future by Parent, Merger Sub and the Company and (iii) make certain other changes as reflected herein.

        C. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

        D. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

        E. The Designated Shareholders own a total of 5,100,000 shares of the Common Stock (with no par value) of the Company ("Company Common Stock"). Each Designated Shareholder has executed and delivered to Parent a Shareholder Agreement dated as of October 20, 2000 in the form of Exhibit C.

                                    AGREEMENT

        The parties to this Agreement agree as follows:


SECTION 1. DESCRIPTION OF TRANSACTION

        1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger


                                       1.

Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

        1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111 at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after which the last condition set forth in Sections 6 and 7 has been fulfilled or waived. Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the California General Corporation Law shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such agreement of merger is filed with the Secretary of State of the State of California (the "Effective Time").

        1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective Time:

            (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit D;

            (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

            (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit E.

        1.5 CONVERSION OF SHARES.

            (a) Subject to Section 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company (the "Company Shareholders"):

               (i) Any shares of Company Common Stock or Company Preferred Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (ii) Any shares of Company Common Stock or Company Preferred Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;


                                       2.

               (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(c), 1.5(d), 1.5(e), 1.6 and 1.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive either (i) $0.6114, without interest, (the "Cash Consideration"), or (ii) the number of shares of Parent Common Stock equal to the Stock Exchange Ratio (as defined in Section 1.5(b)) (the "Stock Consideration," and, collectively with the Cash Consideration, the "Merger Consideration"); and

               (iv) each share of the common stock (with no par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

            (b) The "Stock Exchange Ratio" shall be calculated as follows:


                                                      Common + Options
                                6,976,683.94    * ----------------------------
    Stock Exchange Ratio  =                       Common + Options + Preferred
                                ----------------------------------------------
                                                      Common + Options

where:

        Common        =      the total number of shares of Company Common Stock
                             outstanding as of the Effective Time;

        Options       =      the total number of shares of Company Common Stock
                             issuable on exercise of all unexercised Company
                             Options as of the Effective Time (without regard to vesting restrictions); and

        Preferred     =      the total number of shares of Company Preferred
                             Stock outstanding as of the Effective Time.

            (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

            (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then to the extent the holders of such shares of Company Common Stock elect to receive the Stock Consideration, the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends and held in escrow by Parent pending vesting. If a holder of unvested shares of Company Common Stock elects to receive both the Stock Consideration and the Cash


                                       3.

Consideration, the Stock Consideration will be deemed to be granted first in exchange for the unvested shares and then in exchange for the vested shares. Only to the extent either the holder elects only Cash Consideration or the number of shares of Stock Consideration to which such holder elects is less than the number of shares of Parent Common Stock into which the number of unvested shares is converted into, will such holder receive Cash Consideration for the unvested shares of Company Common Stock. To the extent the holder receives Cash Consideration for unvested shares of Company Common Stock, the Parent shall hold such Cash Consideration in escrow and shall pay to such holder the Cash Consideration based on the schedule of vesting of the Company Common Stock exchanged for the Cash Consideration. To the extent the holder receives Cash Consideration and Stock Consideration for unvested shares of Company Common Stock, the holder shall vest first in the Cash Consideration and second in the Stock Consideration. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

            (e) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.10), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq National Market on the date the Merger becomes effective.

        1.6 ELECTION OF CASH OR PARENT COMMON STOCK.

            (a) Subject to Section 1.7, each holder of shares of Company Common Stock (other than holders of such shares that are to be canceled pursuant to Section 1.5(a)(i) or (ii)) shall be entitled to elect to specify (i) the number of shares of Company Common Stock that such holder desires to have converted into the right to receive the Cash Consideration in the Merger (a "Cash Election") and (ii) the number of shares of Company Common Stock that such holder desires to have converted into the right to receive the Stock Consideration in the Merger (a "Stock Election"); provided, however, that no holder of Dissenting Shares (as defined in Section 1.12) shall be entitled to make an Election. A holder may also indicate that such record holder has no preference as to the receipt of Cash Consideration, Stock Consideration or a combination thereof with respect to such holder's shares of Company Common Stock (a "Non-Election"). Any Cash Election, Stock Election or Non-Election shall be referred to herein as an "Election." All such Elections shall be made on a form furnished by Parent for that purpose (a "Form of Election") and reasonably satisfactory to the Company.

            (b) Elections shall be made by holders of shares of Company Common Stock by delivering the Form of Election to the Parent. To be effective a Form of Election must be properly completed, signed and submitted to the Parent by no later than 5:00 p.m. (California time) on the date that is five days after the date of this Agreement (the "Election Date"), and accompanied by (i) (x) the certificates representing the shares of Company Common Stock as to


                                       4.

which the election is being made or (y) an affidavit of loss for such certificates and (ii) a properly completed and signed letter of transmittal.

            (c) The Parent will have the discretion to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of the Parent in such matters shall be conclusive and binding; provided that the Parent may, in its discretion, seek guidance from the Company in connection therewith. Neither Parent nor the Company will be under any obligation to notify any person of any defect in a Form of Election submitted to the Parent. A Form of Election with respect to Dissenting Shares shall not be valid. The Parent shall also make all computations contemplated by Section 1.7 (pro rata section) and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Date. In the event a Form of Election is revoked prior to the Election Date, Parent shall cause the certificates representing the shares of Company Common Stock covered by such Form of Election to be promptly returned without charge to the Person submitting the Form of Election upon written request to that effect from such Person.

            (d) For the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election which is received by the Parent prior to the Election Date (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Parent), or who submits a Form of Election without the corresponding certificates or affidavit of loss, shall be deemed to have made a Non-Election. Holders of Dissenting Shares shall not be entitled to make an Election and shall not be deemed to have made a Non-Election; the rights of such holders of Dissenting Shares shall be determined in accordance with Section 1300 of California General Corporations Code and as provided in Section 1.12 hereof. If any Form of Election is defective in any manner such that the Parent cannot reasonably determine the election preference of the stockholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

        1.7 PRORATION. The determination of whether shares of Company Common Stock (other than shares that are to be canceled pursuant to Section 1.5(a)(i) or (ii)) shall be converted in the Merger into the Stock Consideration or the Cash Consideration shall be made as set forth in this Section 1.7.

            (a) As is more fully set forth below, the aggregate number of shares of Company Common Stock to be converted in the Merger into the right to receive the Cash Consideration shall equal the Maximum Cash Shares and the aggregate number of shares of Company Common Stock to be converted in the Merger into the right to receive the Stock Consideration shall equal the Maximum Stock Shares. The "Maximum Stock Shares" means the number which results from subtracting the number of outstanding Company Options (as defined in Section 1.8) from the quotient which results from dividing 850,000 by the Stock Exchange Ratio. The "Maximum Cash Shares" means the number equal to the aggregate number of shares of Company Common Stock outstanding as of the Effective Date minus the Maximum Stock Shares.


                                       5.

            (b) If Cash Elections are received for a number of shares of Company Common Stock which is more than the Maximum Cash Shares:

                (i) each share of Company Common Stock subject to a Non-Election (a "Non-Electing Share") and each share of Company Common Stock for which a Stock Election has been received (in each case, together with the associated Right) shall be converted in the Merger into the Stock Consideration; and

                (ii) the shares of Company Common Stock for which Cash Elections have been received (and the associated Rights) shall be converted in the Merger into the Cash Consideration and the Stock Consideration in the following manner:
For each Cash Election, the number of shares of Company Common Stock covered by such Cash Election that shall receive the Cash Consideration shall be the total number of shares of Company Common Stock covered by such Cash Election multiplied by the Cash Proration Factor. The "Cash Proration Factor" means a fraction the numerator of which shall be a number equal to the Maximum Cash Shares and the denominator of which shall be the aggregate number of shares of Company Common Stock covered by all Cash Elections made by all holders of shares of Company Common Stock. All shares of Company Common Stock covered by a Cash Election, other than that number converted into the right to receive the Cash Consideration in accordance with this Section 1.7(b)(ii), shall be converted into the right to receive the Stock Consideration.

            (c) If Stock Elections are received for a number of shares of Company Common Stock which is more than the Maximum Stock Shares,

                (i) each Non-Electing Share and each share of Company Common Stock for which a Cash Election has been received (in each case, together with the associated Right) shall be converted in the Merger into the Cash Consideration; and

                (ii) the shares of Company Common Stock for which Stock Elections have been received shall be converted in the Merger into the Stock Consideration and the Cash Consideration in the following manner: For each Stock Election, the number of shares of Company Common Stock covered by such Stock Election that shall receive the Stock Consideration shall be the total number of shares of Company Common Stock covered by such Stock Election multiplied by the Stock Proration Factor. The "Stock Proration Factor" means a fraction the numerator of which shall be the Maximum Stock Shares and the denominator of which shall be the aggregate number of shares of Company Common Stock covered by all Stock Elections made by all holders of shares of Company Common Stock. All shares of Company Common Stock covered by a Stock Election, other than that number converted into the right to receive the Stock Consideration in accordance with this Section 1.7(c)(ii), shall be converted into the right to receive the Cash Consideration.

            (d) If Cash Elections are received for a number of shares of Company Common Stock which is equal to the Maximum Cash Shares, each share of Company Common Stock covered by a Cash Election shall be converted in the Merger into the Cash Consideration, and each share of Company Common Stock covered by a Stock Election and each Non-Electing Share shall be converted in the Merger into the Stock Consideration.


                                       6.

            (e) If Non-Electing Shares are not converted under either Section 1.7(b), Section 1.7(c) or Section 1.7(d), the Parent shall determine by lot (or by such other method as is deemed reasonable by Parent and the Company) which of such Non-Electing Shares shall be converted in the Merger into the Cash Consideration; provided, however, that such selection by lot (or by such other method) will cease when the sum of the shares converted in such manner, plus the number of shares of Company Common Stock covered by all Cash Elections made by the holders of shares of Company Common Stock is equal to the Maximum Cash Shares. Each Non-Electing Share not so converted into the Cash Consideration shall be converted in the Merger into the Stock Consideration.

        1.8 EMPLOYEE STOCK OPTIONS.

            (a) At the Effective Time, each stock option that is then outstanding under the Company's 2000 Equity Incentive Plan, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 2000 Equity Incentive Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time:

               (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock;

               (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Stock Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock;

               (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and

               (iv) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.

            (b) The Company and Parent shall take all action that may be necessary (under the Company's 2000 Equity Incentive Plan and otherwise) to effectuate the provisions of this Section 1.8.


                                       7.

            (c) Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. To the extent Parent files a Form S-3 pursuant to the requirements of Section 5.3, Parent shall also register the exercise of the Company Options assumed by Parent pursuant to this Section 1.8 on such Form S-3.

        1.9 INDEMNIFICATION ESCROW. At the Effective Time, ten percent of the total Merger Consideration (consisting of both the Stock Consideration and the Cash Consideration) to be issued in the Merger pursuant to Section 1.5(a) (such shares of Parent Common Stock and cash being the "Escrow Fund") shall be deposited into escrow pursuant to an Escrow Agreement in the form of Exhibit F (the "Escrow Agreement"). The Escrow Fund shall be deducted from each Company Shareholder's proportionate shares of the shares of Parent Common Stock and cash issuable in the Merger on a pro rata basis at or immediately following the Effective Time. The Escrow Fund will be paid out to the extent and upon the terms set forth in the Escrow Agreement.

        1.10 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.11.

        1.11 EXCHANGE OF CERTIFICATES.

            (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.11, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this
Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity


                                       8.

against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

            (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.11 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

            (c) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

        1.12 DISSENTING SHARES.

            (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "Dissenting Shares" within the meaning of Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; provided, however, that if the status of any such shares as "Dissenting Shares" shall not be perfected, or if any such shares shall lose their status as "Dissenting Shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent Non-Electing Shares in accordance with Section 1.7.

            (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.


                                       9.

        1.13 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to be taxable to the holders of capital stock of the Company.

        1.14 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "purchase."

        1.15 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE DESIGNATED SHAREHOLDERS

            The Company and the Designated Shareholders jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

        2.1 ORGANIZATION; GOOD STANDING AND QUALIFICATION.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

            (b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Rebop Media, Inc."

            (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

            (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

        2.2 SUBSIDIARIES. The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.2 of the Disclosure Schedule, the


                                      10.

Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

        2.3 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.3 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

        2.4 CAPITALIZATION, VOTING RIGHTS.

            (a) The authorized capital stock of the Company consists of: (i) 15,000,000 shares of Company Common Stock (with no par value), of which 7,250,000 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 2,000,000 shares of Preferred Stock (with no par value), all of which have been designated "Series A Preferred Stock," of which 1,5000,000 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. Part 2.4 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

            (b) Under the Company's 2000 Equity Incentive Plan, (i) the Company has reserved 2,350,000 shares of Company Common Stock for issuance under its 2000 Equity Incentive Plan, (ii) 2,000,000 shares have been issued pursuant to the exercise of outstanding options and (iii) options to purchase 60,000 shares remain outstanding. Except as set forth in Part 2.4 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company and the Designated Shareholders, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect


                                      11.

that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

            (c) All of the outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares of Company Common Stock and Series A Preferred Stock, and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

            (d) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company.

            (e) Except as set forth in Part 2.4 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

        2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since inception of the Company:

            (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company and the Designated Shareholders, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

            (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

            (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (d) the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for the currently outstanding Company Common Stock and Series A Preferred Stock), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.4 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 2000 Equity Incentive Plan,


                                      12.

(ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

            (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

            (h) the Company has not amended or prematurely terminated, or waived any material right or remedy under, any Material Contract (as defined in Section 2.10(a));

            (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

            (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

            (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

            (l) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

            (m) the Company has not changed any of its methods of accounting or accounting practices in any respect;

            (n) the Company has not made any Tax election;

            (o) the Company has not commenced or settled any Legal Proceeding;

            (p) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

            (q) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(p)" above.


                                      13.

        2.6 TITLE TO ASSETS.

            (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets referred to in Parts 2.1, 2.7 and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (ii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

            (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

        2.7 BANK ACCOUNTS. Part 2.7 of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

        2.8 EQUIPMENT; LEASEHOLD.

            (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

            (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

        2.9 PROPRIETARY ASSETS.

            (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than ten thousand dollars ($10,000)), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part


                                      14.

2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

            (b) The Company has taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

            (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company and the Designated Shareholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

            (d) Except as set forth in Part 2.9(d) of the Disclosure Schedule:
(i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company and the Designated Shareholders, there is no basis for any such claim. The Company has established adequate reserves to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

            (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.


                                      15.

            (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule,
(i) all current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

        2.10 CONTRACTS.

            (a) Part 2.10 of the Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

               (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (x) each Company Contract constituting or relating to a Government Contract or Government Bid;


                                      16.

               (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

               (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

               (xiii) any other Company Contract that contemplates or involves
        (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of ten thousand dollars ($10,000) in the aggregate, or (B) the performance of services having a value in excess of ten thousand dollars ($10,000) in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

            (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company and the actual knowledge of the Designated Shareholders without inquiry or investigation, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (c) Except as set forth in Part 2.10 of the Disclosure Schedule:

               (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company and the actual knowledge of the Designated Shareholders without inquiry or investigation, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the best of the knowledge of the Company and the actual knowledge of the Designated Shareholders without inquiry or investigation, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

               (iii) since the date of the Company's inception, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and


                                      17.

               (iv) the Company has not waived any of its material rights under any Material Contract.

            (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

            (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

            (f) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since the date of the Company's inception.

            (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

        2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Company's balance sheet; (b) accounts payable or accrued salaries that have been incurred by the Company in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

        2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

        2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since


                                      18.

inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        2.14 TAX MATTERS.

            (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since inception which have been requested by Parent.

            (b) The Company's financial statements fully and accurately accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period prior to the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

            (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14 of the Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

            (d) Except as set forth in Part 2.14 of the Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the


                                      19.

Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

            (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

        2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

            (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of twenty five thousand dollars ($25,000) in the aggregate.

            (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company and the actual knowledge of the Designated Shareholders without inquiry or investigation, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

            (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

            (d) With respect to each Plan, the Company has delivered to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under



                                      20.

        ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

            (e) The Company is not required to be, and, to the best of the knowledge of the Company and the actual knowledge of the Designated Shareholders without inquiry or investigation, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company and the actual knowledge of the Designated Shareholders without inquiry or investigation, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

            (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

            (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

            (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.


                                      21.

            (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

            (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor any of the Designated Shareholders is aware of any reason why any such determination letter should be revoked.

            (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

            (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

            (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

            (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

            (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company has good labor relations, and none of the Designated Shareholders has any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

        2.16 ENVIRONMENTAL MATTERS. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company's knowledge after reasonable investigation, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any


                                      22.

applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

        2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

        2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since inception been, indebted to the Company; (c) since inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Designated Shareholders; (ii) each individual who is, or who has at any time since inception been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

        2.19 LEGAL PROCEEDINGS; ORDERS.

            (a) Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company and the actual knowledge of the Designated Shareholders without inquiry or investigation) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company and the actual knowledge of the Designated Shareholders without inquiry or investigation, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could



                                      23.

reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

            (b) Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

            (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Designated Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company and the actual knowledge of the Designated Shareholders without inquiry or investigation, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

        2.20 AUTHORITY; BINDING NATURE OF AGREEMENT.

            (a) The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (b) The respective spouses of the Designated Shareholders have the absolute and unrestricted right, power and capacity to execute and deliver and to perform their obligations under the Spousal Consents being executed by them pursuant to Section 6.5(l). Said Spousal Consents constitute their legal, valid and binding obligations, enforceable against them in accordance with their terms.

        2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor
(2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement


                                      24.

or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

            (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

            (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

        2.22 FULL DISCLOSURE.

            (a) This Agreement (including the Disclosure Schedule) does not, and the Designated Shareholders' Closing Certificate (as defined in Section 6.5(i)) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

            (b) The information supplied by the Company for inclusion in either the Reg. D Information Statement (as defined in Section 5.2(b)) or the 3(a)(10) Information Statement (as defined in Section 5.2(c)) (either such Information Statement, the "Information Statement"), if any Information Statement is required , will not, as of the date of the Information Statement or as of the date of the Company Shareholders' Meeting, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.


                                      25.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub jointly and severally represent and warrant to the Company and the Designated Shareholders as follows:

        3.1 SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between February 15, 2000 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

        3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of (i) Parent and Merger Sub and their respective boards of directors and (ii) the stockholders of Parent. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.3 VALID ISSUANCE. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

        3.4 DUE ORGANIZATION. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and


                                      26.

State of California, respectively. Each of the Parent and the Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.


SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED SHAREHOLDERS

        4.1 ACCESS AND INVESTIGATION. During the period from the date of the Original Agreement through the Effective Time (the "Pre-Closing Period") and upon reasonable notice, the Company has and shall continue to , and shall continue to cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

        4.2 PRE-CLOSING OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period:

            (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of the Original Agreement;

            (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

            (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

            (d) the Company shall cause its officers to report regularly (but in no event less frequently than monthly) to Parent concerning the status of the Company's business;

            (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

            (f) the Company shall not sell, issue or authorize the issuance of
(i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees,


                                      27.

consultants or other service providers pursuant to its 2000 Equity Incentive Plan, (y) to issue Company Common Stock to eligible participants upon the exercise of outstanding Company Options, and (z) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

            (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its 2000 Equity Incentive Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

            (h) neither the Company nor any of the Designated Shareholders shall amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

            (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

            (j) the Company shall not change any of its methods of accounting or accounting practices in any material respect; and

            (k) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(j)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(e)" through "(j)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

        4.3 POST-TRIGGER OPERATION OF THE COMPANY'S BUSINESS. In addition, during the portion of the Pre-Closing period occurring from April 20, 2001 (the "Trigger Date") through the Effective Time (the "Post-Trigger Period"):

            (a) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Post-Trigger Period, do not exceed $10,000 per month;

            (b) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, other than the Reseller Agreement defined in
Section 4.6 below, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;


                                      28.

            (c) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

            (d) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

            (e) the Company shall not (i) establish, adopt or amend any Employee Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

            (f) the Company shall not make any Tax election;

            (g) the Company shall not commence or settle any material Legal Proceeding; and

            (h) the Company shall not agree or commit to take any of the actions described in clauses "(a)" through "(g)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(a)" through "(g)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

        4.4 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

            (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Shareholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event,



                                      29.

        condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of the Company or any of the Designated Shareholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

            (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 6 has been satisfied.

        4.5 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor any of the Designated Shareholders shall, directly or indirectly:

            (a) enter into any agreement, understanding or arrangement relating to any Acquisition Proposal;

            (b) consider, or engage in any discussions or negotiations relating to, any Acquisition Proposal;

            (c) provide any information regarding the Company or its business or operations to any party (other than to representatives of the Parent);

            (d) solicit or encourage the submission of any Acquisition Proposal; or

            (e) permit any representative or affiliate of the Company or of any the Company's shareholders to do any of the foregoing.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Proposal that is received by the Company or any of the Designated Shareholders during the Pre-Closing Period.

        4.6 RESELLER AGREEMENT. On the Trigger Date, Parent and the Company entered into the Reseller Agreement in substantially the form attached hereto as Exhibit G, with such modifications as Parent and the Company mutually agreed upon.


                                      30.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

        5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

        5.2 SECURITIES LAW EXEMPTION; COMPANY SHAREHOLDER APPROVAL. Parent and the Company intend for the issuance of the shares of Parent Common Stock in connection with the Merger to be exempt from the registration requirements of
Section 5 of the Securities Act, as set forth in either Section 5.2(a), (b) or
(c) below.

            (a) If the issuance qualifies as exempt from the Securities Act pursuant to Regulation D of the Securities Act (such exemption from the Securities Act, a "Reg. D Offering") and all Company Shareholders are "accredited investors" (as such term is defined in Rule 501 of the Securities
Act), then as promptly as practicable after the Trigger Date, the Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, call and hold a special meeting of its shareholders for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Shareholders' Meeting").

            (b) If the issuance qualifies as a Reg. D Offering, but there are Company Shareholders who are not "accredited investors," then:

               (i) as promptly as possible after the Trigger Date, the Company and Parent shall prepare an information statement that complies with Rule 502 of the Securities Act (the "Reg. D Information Statement"), including the recommendation of the board of directors of the Company in favor of the Merger; and

               (ii) as promptly as practicable upon completion of the Reg. D Information Statement, the Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, call and hold the Company Shareholders' Meeting.

            (c) If, however, the issuance does not qualify as a Reg. D Offering, then the Parent and the Company intend to qualify the issuance of the shares of Parent Common Stock as exempt pursuant to Section 3(a)(10) of the Securities Act. Such exemption shall be obtained as follows:

               (i) As promptly as practicable after the Trigger Date, the Company and Parent shall prepare and cause to be filed with the California Commissioner of Corporations (the "California Commissioner") a permit application under Section 25121


                                      31.

        of the California Corporations Code, and a related information statement or other disclosure document (the "3(a)(10) Information Statement"), and shall request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the California Corporations Code (the "Fairness Hearing"). The parties to this Agreement shall use all commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at such a hearing; provided, however, that Parent shall not be required to modify any of the material terms of the Merger in order to cause the California Commissioner to approve the fairness of such terms and conditions. The Company shall provide and include in the 3(a)(10) Information Statement such information relating to the Company as may be required pursuant to the rules of the California Commissioner. The 3(a)(10) Information Statement shall include the recommendation of the board of directors of the Company in favor of the Merger.

               (ii) As soon as practicable following the Fairness Hearing, the Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, call and hold the Company Shareholders' Meeting. As soon as permissible under the rules of the California Commissioner, the Company shall cause a copy of the Information Statement to be delivered to each shareholder of the Company who is entitled to vote at the Company Shareholders' Meeting.

            (d) Without limiting the generality or the effect of anything contained in the Shareholder Agreements executed and delivered by the Designated Shareholders to Parent contemporaneously with the execution and delivery of the Original Agreement, each Designated Shareholder shall cause all shares of the capital stock of the Company that are owned, beneficially or of record, by such Designated Shareholder on the record date for the Company Shareholders' Meeting to be voted in favor of the Merger and this Agreement at such meeting.

        5.3 REGISTRATION OF SHARES. If the issuance of shares of Parent Common Stock qualifies as a Reg. D Offering pursuant to Sections 5.2(a) or (b) above, Parent will, no later than 120 days following the Closing, prepare and file with the SEC a registration statement on Form S-3 under the Securities Act with respect to the registration of the shares of Stock Consideration issuable to the Company Shareholders electing to receive Stock Consideration (the "Registration Statement"). Parent will, and will cause its accountants and lawyers to, cause the Registration Statement to be declared effective as promptly as practicable after filing with the SEC, and the Registration Statement shall be kept effective continuously for a period of one year following the Closing Date. To the extent Parent is either not eligible for registering the shares on Form S-3 during the period ending 120 days following the Closing and, therefore, is unable to file the Registration Statement or loses Form S-3 eligibility following filing of the Registration Statement during the period ending one-year following the Closing Date, the Parent's obligations pursuant to this Section
5.3 shall cease and Parent shall have no obligation to register for resale the shares of Stock Consideration or to keep the Registration Statement effective for any further period of time, as the case may be. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact


                                      32.

required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the date on which the Registration Statement is declared effective by the SEC any event in respect of Parent, its officers and directors, or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement, any such amendment or supplement to the Registration Statement shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        5.4 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) neither the Company nor any of the Designated Shareholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

        5.5 BEST EFFORTS. During the Pre-Closing Period, (a) the Company and the Designated Shareholders shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

        5.6 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. At or prior to the Closing, each of the individuals identified on Exhibit H shall execute and deliver to the Company and Parent an Employment Agreement in the form of Exhibit I and a Non-competition Agreement in the form of Exhibit J. The Company shall use all commercially reasonable efforts to cause each of the other individuals identified on Exhibit H to execute and deliver to the Company and Parent, at the Closing, an Employment Agreement in the form of Exhibit I and a Non-competition Agreement in the form of Exhibit J.

        5.7 TERMINATION OF AGREEMENTS. Prior to the Closing, the Company shall enter into an agreement with the required majority of the holders of Company Common Stock and Preferred Stock, reasonably satisfactory in form and content to Parent (and conditioned and effective on the Closing), terminating all of the rights of the holders of Company Common Stock and Preferred Stock under (i) the Co-Sale Agreement dated as of the date hereof between the Company and certain Company Shareholders, and (ii) the Investor Rights Agreement dated as of the date hereof between the Company and certain Company Shareholders.

        5.8 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasure Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

        5.9 RELEASE. At the Closing, each of the Designated Shareholders shall execute and deliver to the Company a Release in the form of Exhibit K.


                                      33.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

            The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

        6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Designated Shareholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

        6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Designated Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

        6.3 SHAREHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) 95% of the shares of Company Common Stock entitled to vote with respect thereto, and (b) all of the shares of Series A Preferred Stock entitled to vote with respect thereto.

        6.4 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

        6.5 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a) Employment Agreements in the form of Exhibit I, executed by the individuals identified on Exhibit H;

            (b) Non-competition Agreements in the form of Exhibit J, executed by the individuals identified on Exhibit H;

            (c) a Release in the form of Exhibit K, executed by the Designated Shareholders;

            (d) the agreement referred to in Section 5.7, executed by certain Company Shareholders;


                                      34.

            (e) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

            (f) the statement referred to in Section 5.8(a), executed by the Company;

            (g) a legal opinion of White & Lee LLP, dated as of the Closing Date, in a form reasonably acceptable to both Company and Parent;

            (h) a certificate executed by the Company's Chief Executive Officer and Chief Financial Officer certifying that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.2, 6.3, 6.4 and 6.5 have been duly satisfied (the "Company's Closing Certificate");

            (i) a certificate executed by the Designated Shareholders and containing the representation and warranty of each Designated Shareholder that each of the representations and warranties set forth in Section 2 (as qualified to knowledge as set forth in each such representation and warranty) is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Designated Shareholders' Closing Certificate");

            (j) an Escrow Agreement in the form of Exhibit F executed by the Designated Shareholders and the Company Shareholders' Agent;

            (k) written resignations of all directors of the Company, effective as of the Effective Time;

            (l) Spousal Consents, in the form attached as Exhibit L, executed by the spouses of the Designated Shareholders; and

            (m) Reseller Agreement in the form of Exhibit G executed by Parent and the Company.

        6.6 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.8(b).

        6.7 PERMIT; COMPLIANCE WITH SECTION 3(a)(10) OF THE SECURITIES ACT. To the extent a Fairness Hearing was required to be held as set forth in Section 5.2(c), the California Commissioner shall have issued a permit under Section 25121 of the California Corporations Code (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Corporations Code) for the issuance of the Parent Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.


                                      35.

        6.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        6.9 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.


SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

            The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

        7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

        7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

        7.3 DOCUMENTS. The Company shall have received the following documents:

            (a) a letter executed by Mellon Investor Services, as transfer agent, of the Parent Common Stock, stating that it has received irrevocable instructions from Parent to issue the Parent Common Stock in the names of those Company Shareholders who elected to receive the Stock Consideration, and that it will forward validly executed share certificates covering the Parent Common Stock in the names of each of such Company Shareholders.

            (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in a form reasonably acceptable to both Company and Parent; and

            (c) an Escrow Agreement.

        7.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.


                                      36.

SECTION 8. TERMINATION

        8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

            (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

            (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or any of the Designated Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

            (c) by Parent if the Closing has not taken place on or before the date that is 120 days following the Trigger Date (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

            (d) by the Company if the Closing has not taken place on or before the date that is 120 days following the Trigger Date (other than as a result of the failure on the part of the Company or any of the Designated Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

            (e) by the mutual consent of Parent and the Company.

        8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(d), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to
Section 8.1(b), Section 8.1(c) or Section 8.1(e), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

        8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.6.



                                      37.

SECTION 9. INDEMNIFICATION, ETC.

        9.1 SURVIVAL OF REPRESENTATIONS, ETC.

            (a) The representations and warranties made by the Company and the Designated Shareholders (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company's Closing Certificate and the Designated Shareholders' Closing Certificate) shall survive the Closing and shall expire on the six month anniversary of the Closing Date; provided, however, that if, at any time prior to the six month anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to any of the Designated Shareholders a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Designated Shareholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the six month anniversary of the Closing until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Merger Sub (including the representations and warranties set forth in Section 3) shall survive the Closing and shall expire on the six month anniversary of the Closing Date.

            (b) The representations, warranties, covenants and obligations of the Company and the Designated Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

            (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Designated Shareholders in this Agreement.

        9.2 INDEMNIFICATION.

            (a) From and after the Effective Time (but subject to Section 9.1(a) and Section 9.3), the Company and the Designated Shareholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Company's or the Designated Shareholders' Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company or any of the Designated Shareholders (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy


                                      38.

or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

            (b) The Designated Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

        9.3 THRESHOLD; CEILING.

            (a) The Designated Shareholders shall not be required to make any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds fifty thousand dollars ($50,000) in the aggregate. If the total amount of such Damages exceeds fifty thousand dollars ($50,000), then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all such Damages.

            (b) For all Company Shareholders, the maximum liability under
Section 9.2(a), other than for Damages arising from or resulting of the Company's or the Designated Shareholder's fraud, shall be the pro rata share of such Company Shareholder in the Escrow Fund.

        9.4 ADMINISTRATION OF CLAIMS. All claims for indemnification by any Indemnitee pursuant to this Section 9 shall be made in accordance with the provisions of the Escrow Agreement.

        9.5 NO CONTRIBUTION. Each Designated Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Designated Shareholders' Closing Certificate.

        9.6 INTEREST. Any Designated Shareholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this
Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Designated Shareholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Designated Shareholder to such Indemnitee is fully satisfied by such Designated


                                      39.

Shareholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

        9.7 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Designated Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this
Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding, subject to the threshold limitations set forth in Section 9.3:

               (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Designated Shareholders;

               (b) each Designated Shareholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

               (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Company Shareholders' Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Company Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Company Shareholders' Agent shall not limit any of the obligations of the Designed Shareholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

        9.8 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.


SECTION 10. MISCELLANEOUS PROVISIONS

        10.1 COMPANY SHAREHOLDERS' AGENT. Clifford A. Reid is hereby designated as the Company Shareholders' Agent for purposes of Section 9 (the "Company Shareholders' Agent"), and shall have the powers and duties set forth in the Escrow Agreement. Parent shall be entitled to deal exclusively with the Company Shareholders' Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder by the Company Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Company Shareholder by the Company Shareholders' Agent, as fully binding upon such Company Shareholder. If the Company Shareholders' Agent shall die, become disabled or


                                      40.

otherwise be unable to fulfill his responsibilities as agent of the Company Shareholders, then the Company Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Company Shareholders' Agent" for purposes of Section 9 and this Section
10.1. If for any reason there is no Company Shareholders' Agent at any time, all references herein to the Company Shareholders' Agent shall be deemed to refer to the Designated Shareholders. For purposes of this Section 10.1, all references to "Company Shareholders" shall be deemed to include the Designated Shareholders.

        10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; provided, however, that, if the Closing hereunder occurs, then Parent shall pay all such fees, costs and expenses of the Company on or before the Closing.

        10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):


                                      41.

               IF TO PARENT:

                      Eloquent, Inc.
                      2000 Alameda de las Pulgas, Suite 100
                      San Mateo, California  94403
                      Fax:  (650) 294-6500
                      Attention: John Curson

                      with a copy to:

                      Cooley Godward LLP
                      One Maritime Plaza, 20th Floor
                      San Francisco, California 94111
                      Fax:  (415) 951-3699
                      Attention:  Kenneth L. Guernsey and Jodie M. Bourdet

               IF TO THE COMPANY:

                      Rebop Media, Inc.
                      60 East Third Ave., #201
                      San Mateo, CA 94401
                      Fax:  (650) 373-0480
                      Attention:  Clifford A. Reid

                      with a copy to:

                      White & Lee LLP
                      545 Middlefield Road, Suite 250
                      Menlo Park, California 94025
                      Fax:  (650) 470-4099
                      Attention:  David R. Lee

               IF TO ANY OF THE DESIGNATED SHAREHOLDERS OR COMPANY SHAREHOLDERS:

                      Rebop Media, Inc.
                      60 East Third Ave., #201
                      San Mateo, CA 94401
                      Fax:  (650) 373-0480
                      Attention:  Clifford A. Reid

        10.6 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 5.6, on and at all times after the Closing Date, each Designated Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Designated Shareholder's possession that relates to the business of the Company or Parent.

        10.7 TIME OF THE ESSENCE. Time is of the essence of this Agreement.


                                      42.

        10.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        10.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

        10.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Designated Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company Shareholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.8); Parent; Merger Sub; the other Indemnitees (subject to Section 9.8); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

        10.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

        10.13 WAIVER.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.


                                      43.

        10.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Merger Sub and the Company.

        10.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        10.16 PARTIES IN INTEREST. Except for the provisions of Sections 1.5,
1.8 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

        10.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        10.18 CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.


                                      44.

        The parties hereto have caused this Agreement to be executed and delivered as of June 22, 2001.

ELOQUENT, INC.,                                 REBOP ACQUISITION CORP.,
  a Delaware corporation                          a California corporation

By:      /s/ R. JOHN CURSON                     By:      /s/ R. JOHN CURSON
   -----------------------------------             -----------------------------
Name:    R. John Curson                         Name:    R. John Curson
     ---------------------------------               ---------------------------
Title:   Treasurer and Secretary                Title:   President
      --------------------------------                --------------------------

                                                REBOP MEDIA, INC.,
                                                  a California corporation

 /s/ CLIFFORD A. REID
--------------------------------                By:  /s/ CLIFFORD A. REID
CLIFFORD A. REID                                   -----------------------------
                                                Name:    Clifford A. Reid
                                                     ---------------------------
                                                Title:   President and CEO
                                                      --------------------------

 /s/ BRETT M. JOHNSON                            /s/ NEAL RUTTA
--------------------------------                --------------------------------
BRETT M. JOHNSON                                NEAL RUTTA


 /s/ KENNETH R. GRANT                            /s/ CHARLES R. ANDERSON
--------------------------------                --------------------------------
KENNETH R. GRANT                                CHARLES R. ANDERSON

                 [SIGNATURE PAGE TO FIRST AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER]

                                    EXHIBIT A

                             DESIGNATED SHAREHOLDERS




                                                      NUMBER OF SHARES
          NAME                                          (COMMON STOCK)
-------------------------                             ----------------
Clifford  A. Reid, Ph.D.                                  2,000,000
Kenneth R. Grant                                          1,250,000
Charles R. Anderson                                       1,250,000
Neal Rutta                                                1,250,000
Brett M. Johnson                                            100,000
                                                      ----------------
                          TOTAL:                          5,850,000

                                    EXHIBIT B

                               CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit B):

        ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving the Company or any of its affiliates, (ii) any transfer or issuance of more than 25% of the capital stock of the Company or any of its affiliates or securities convertible into the capital stock of the Company or any of its affiliates (other than upon the exercise or conversion of outstanding options, warrants or other convertible securities) or (iv) any transaction that may be inconsistent with or that may have an adverse effect upon the Merger.

        ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any proposal, plan, agreement, understanding or arrangement contemplating: any Acquisition Transaction.

        AGREEMENT. "Agreement" shall mean the First Amended and Restated Agreement and Plan of Merger to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

        COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

        COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

        CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

        DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of October 20, 2000) delivered to Parent on behalf of the Company and the Designated Shareholders.

        ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

        GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

        GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Designated Shareholders shall not be deemed to be "Indemnitees."

        LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Designated Shareholders' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

        PERSON. "Person" shall mean any individual, Entity or Governmental Body.

        PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        SEC. "SEC" shall mean the United States Securities and Exchange Commission.

        SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

        SHAREHOLDER AGREEMENTS. "Shareholder Agreements" shall mean the agreements executed and delivered by the Designated Shareholders to the Parent dated as of October 20, 2000, in the form of Exhibit C hereto.

        TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                    EXHIBIT C

                          FORM OF SHAREHOLDER AGREEMENT

                                    EXHIBIT D

                    FORM OF AMENDED AND RESTATED ARTICLES OF
                     INCORPORATION OF SURVIVING CORPORATION

                                    EXHIBIT E

                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION



DIRECTOR

SOLE DIRECTOR                               R. JOHN CURSON



OFFICERS

PRESIDENT & CHIEF EXECUTIVE OFFICER         CLIFFORD A. REID

CHIEF FINANCIAL OFFICER & SECRETARY         R. JOHN CURSON

                                    EXHIBIT F

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT G

                           FORM OF RESELLER AGREEMENT

                                    EXHIBIT H

            PERSONS TO SIGN EMPLOYMENT AND NON COMPETITION AGREEMENTS



1.      CLIFFORD A. REID

2.      KENNETH R. GRANT

3.      CHARLES R. ANDERSON

4.      NEAL RUTTA

5.      MURRAY LOW

                                    EXHIBIT I

                          FORM OF EMPLOYMENT AGREEMENT

                                    EXHIBIT J

                        FORM OF NON COMPETITION AGREEMENT

                                    EXHIBIT K

                                 FORM OF RELEASE

                                    EXHIBIT L

                             FORM OF SPOUSAL CONSENT